Exhibit 10.13

Execution Version

LIMITED FORBEARANCE AGREEMENT

This LIMITED FORBEARANCE AGREEMENT (this “Agreement”) is made as of May 18, 2015 by and among VALERITAS, INC., a Delaware corporation (the “Borrower”), VALERITAS HOLDINGS, LLC, a Delaware limited liability company (“Parent”), as a Guarantor (as such term is defined in the Credit Agreement), each of the other Guarantors party hereto, and the undersigned Lenders.

RECITALS

A. The Borrower, Parent, the other Guarantors, the Control Agent and the other Lenders signatory thereto have entered into that certain Amended and Restated Term Loan Agreement dated as of August 5, 2014 (as amended from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

B. As of the date hereof, the Events of Default identified on Exhibit A hereto have occurred and are continuing (collectively, the “Designated Defaults”).

C. Notwithstanding the existence of the Designated Defaults, the Borrower and the Guarantors requested that the Control Agent and the other Lenders, during the Forbearance Period (defined below), temporarily forbear from exercising certain rights or remedies under the Credit Agreement, the other Loan Documents and applicable law with respect to such Designated Defaults (and only with respect thereto).

D. Subject to the terms and conditions set forth herein, the Control Agent and the other Lenders have agreed to forbear from exercising certain of their default-related rights and remedies against the Borrower and the Guarantors with respect to the Designated Defaults (and only with respect thereto).

E. This Agreement shall constitute a Loan Document, and these Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the premises and the mutual covenants contained herein, subject to the satisfaction of the conditions described in Section 5, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Agreement” has the meaning set forth in the introduction hereto.

“Borrower” has the meaning set forth in the introduction hereto.

“Bridge Equity Financing” has the meaning set forth in Section 4(n) hereof.

“Budgeted Cash Flow” has the meaning set forth in Section 4(b)(i) hereof.

“Collateral” has the meaning set forth in the Security Agreement.

“Control Accounts” shall mean, collectively (i) Account No. DE3550 that is subject to that certain Account Control Agreement, dated as of May 27, 2013, by and among the Borrower, Capital Advisors Group, Inc., as Investment Manager, Capital Royalty Partners II, L.P., as Lender, and State Street Bank and Trust Company, as Securities Intermediary; (ii) Account Nos. 3300994367 and 3300994371 that are subject to that certain Deposit Account Control Agreement, dated as of August15, 2013, by and among Borrower, Capital Royalty Partners II, L.P. and Silicon Valley Bank and (iii) Account No. DE 3551 that is subject to that certain Account Control Agreement, dated as of April 2015, by and among Valeritas Security Corporation, as Borrower, Capital Advisors Group, Inc., as Investment Manager, Capital Royalty Partners II L.P., as Lender, and State Street Bank and Trust Company, as Securities Intermediary.

“Control Agent” has the meaning set forth in the Security Agreement.

“Cost Reduction Plan” has the meaning set forth in Section 4(o) hereof.

“Credit Agreement” has the meaning set forth in the Recitals hereof.

“Credit Parties” means the Borrower and each Guarantor.

“CRII” means Capital Royalty Partners II L.P., a Delaware limited partnership.

“CRII Parallel” means Capital Royalty Partners II – Parallel Fund “A” L.P., a Delaware limited partnership.

“Designated Defaults” has the meaning set forth in the Recitals hereof.

“Final Plan” has the meaning set forth in Section 4(m) hereof.

“Financial Reports” has the meaning set forth in Section 4(c) hereof.

“Forbearance Period” has the meaning set forth in Section 3(a) hereof.

“Lenders’ Costs” has the meaning set forth in Section 4(b)(iii) hereof.

“Parallel Investment” means Parallel Investment Opportunities Partners II L.P., a Delaware limited partnership.

“Permitted Expenditures” has the meaning set forth in Section 4(b)(iii) hereof.

“Plan” has the meaning set forth in Section 4(m) hereof.

“Qualified Equity Financing” has the meaning set forth in Section (p) hereof.

“Released Party” has the meaning set forth in Section 7(a) hereof.

“Reserve Account” has the meaning set forth in Section 11(c) hereof.

“Sale Transaction” has the meaning set forth in Section (p) hereof.

“Secured Party” has the meaning set forth in the Security Agreement.

“Security Agreement” means that certain Security Agreement, dated as of May 24, 2013, among Borrower, each of the other Grantors party thereto, CRII, CRII Parallel, Parallel Investment and the other Secured Parties from time to time party thereto, as amended from time to time, and including the Valeritas Guarantee Assumption, the Valeritas Joinder and the instruments and documents executed in connection therewith.

“Senior Debt” has the meaning set forth in the Subordination Agreement.

“Side Letter Agreement” means that certain Side Letter Agreement, dated of even date herewith, by and among the parties hereto.

“Subordinated Debt” has the meaning set forth in the Subordination Agreement.

“Subordination Agreement” means that certain Subordination Agreement, dated as of May 24, 2013, among CRII, CRII Parallel, Parallel Investment (and their successors and assigns), and WCAS (as to be amended by the terms of the Amended and Restated Subordination Agreement).

“Unencumbered Assets” has the meaning set forth in Section 4(e) hereof.

“Valeritas Guarantee Assumption” means the Guarantee Assumption Agreement, dated as of April 16, 2015, by Valeritas in favor of the Lenders.

“Valeritas Joinder” means the Joinder Agreement, dated as of April 16, 2015, by Valeritas, the Control Agent and the other Lenders.

“Valeritas Security” means Valeritas Security Corporation, a Delaware corporation.

“Valeritas Security Control Account” means the Control Account No. DE 3551 that is subject to that certain Account Control Agreement, dated as of April 2015, by and among Valeritas, as Borrower, Capital Advisors Group, Inc., as Investment Manager, Capital Royalty Partners II L.P., as Lender, and State Street Bank and Trust Company, as Securities Intermediary.

“WCAS” means WCAS Capital Partners IV, L.P., a Delaware limited partnership.

“Waiver Agreement” means that certain Consent, Waiver, and Amendment Agreement dated as of June 19, 2014, among the Borrower and the Lenders party thereto.

SECTION 2. Acknowledgment.

(a) Acknowledgment of Obligations. Each Credit Party hereby acknowledges, confirms and agrees that as of April 3 2015, the Credit Parties are indebted to the Lenders in respect of the Loans in an aggregate amount no less than the amounts set-forth in the notice attached in Exhibit C hereto.

The foregoing amounts and all other Obligations under or in connection with the Loans, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by the Borrower or any Guarantor to the Control Agent and the other Lenders (including, without limitation, the Prepayment Premium, which each Credit Party acknowledges, confirms and agrees is immediately due and payable in accordance with Section 11.02 of the Credit Agreement and otherwise pursuant to the Loan Documents), are unconditionally and immediately due and payable by the Borrower and the Guarantors to the Control Agent and the other Lenders, without offset, recoupment, defense or counterclaim of any kind, nature or description whatsoever, all of which (if any exist, and which the Credit Parties hereby acknowledge do not exist) are hereby waived by the Credit Parties.

(b) Acknowledgment of Security Interest. Borrower and each other Grantor under the Security Agreement each hereby acknowledges, confirms and agrees that the Control Agent and the Secured Parties have, as of the date hereof, and shall continue to have a valid, enforceable and perfected first-priority lien upon and security interest in the Collateral granted to the Control Agent and the other Lenders pursuant to the Security Agreement and the other Loan Documents.

(c) Acknowledgment of Default. Each Credit Party hereby acknowledges and agrees that the Designated Defaults have occurred and are continuing as of the date hereof, each of which constitutes an Event of Default, and, as a result of the Designated Defaults, as well as any other Defaults or Events of Default that may exist, the Control Agent and the other Lenders are entitled to exercise any and all default-related rights and remedies under the Credit Agreement, the other Loan Documents, and/or applicable law, including without limitation, to accelerate the Obligations (and have done so as set forth in Section 2(d) herein) or to exercise rights against Collateral and that no Credit Party has any valid defense to the enforcement of such default-related rights and remedies. Each Credit Party hereby acknowledges and agrees that the first to occur of the Designated Defaults occurred no later than January 1, 2015 and have continued to date.

(d) Acknowledgment of Exercise of Remedies. Each Credit Party hereby acknowledges, confirms, and agrees that (i) on April 3, 2015, the Control Agent and the other Lenders duly provided notice to the Borrower that various defaults and Events of Default (including, without limitation, the Designated Defaults) have occurred and are continuing, declared all of the Obligations of the Borrower under the Credit Agreement and all other Loan Documents to be then immediately due and payable, and terminated the Commitments as of January 1, 2015, and any other obligations to extend any further credit under any of the Loan Documents; (ii) such actions by the Control Agent and the other Lenders were a proper exercise of their rights and remedies, and were made in accordance with the provisions of the Credit Agreement, the other Loan Documents, and applicable law; and (iii) payment in full in cash of the Obligations (in the case of the Loans, at the Redemption Price) is immediately due and payable.

SECTION 3. Forbearance.

(a) As used herein, the term “Forbearance Period” shall mean the period commencing on the date hereof and ending on the earlier to occur of (i) September 29, 2015 (5:00 p.m. Central time) and (ii) the occurrence of any one or more of the following events:

(A) the occurrence of any default or Event of Default under the Credit Agreement or the other Loan Documents (including, for the avoidance of doubt, the Waiver Agreement), other than the Designated Defaults, or any Designated Default either is repeated or worsens;

(B) any failure by any Credit Party to timely comply with any other term, condition or provision contained in this Agreement, whether or not notice is given of such failure, after giving effect to any notice, lapse of time or both;

(C) any representation made by any Credit Party in this Agreement or the other Loan Documents proves to be incorrect or misleading (or more incorrect or misleading) in any material respect as of the date when made; and

(D) any Material Adverse Effect (other than any Designated Default, except to the extent that any Designated Default either is repeated or worsens) shall occur as determined by Control Agent (after giving effect to the financial condition of the Borrower and the other Credit Parties as of the date hereof);

(E) Any failure by any Credit Party to timely comply with any term, condition or provision contained in the documents evidencing the Bridge Equity Financing, whether or not notice is given of such failure, after giving effect to an notice, lapse of time or both.

The occurrence of any of the events set forth in clauses (A) through (E) above shall constitute an immediate Event of Default under the Credit Agreement and the other Loan Documents.

(b) Forbearance. Subject to and conditioned upon the timely satisfaction of the conditions precedent set forth in Section 5 hereof and subject to the right to payment from the Reserve Account set forth in Section 11(c) hereof, during the Forbearance Period, neither the Control Agent nor any other Lender will take action, on account of the Designated Defaults only, to enforce payment of the Obligations of the Credit Parties under the Loan Documents by creditor default remedies. Automatically and without any notice or action by the Control Agent or the other Lenders, upon termination or expiration of the Forbearance Period, the Control Agent and the other Lenders shall be entitled (but not required) to exercise any of the rights and remedies with respect to the Designated Defaults (or otherwise) available to them under the Loan Documents or applicable law. For the avoidance of doubt, the rights and remedies of the Control Agent and the other Lenders shall not be limited, adversely affected, or otherwise subject to forbearance or restraint on account of any Default, Event of Default, repeated or worsened Designated Default, or other reason other than a Designated Default during the Forbearance Period.

SECTION 4. Supplementary Loan Document Provisions.

Each party hereto hereby agrees to comply with the following terms, conditions and covenants during the Forbearance Period (and, as to any Credit Party’s Obligations, thereafter so long as any Event of Default continues) to the extent applicable to it, in each case notwithstanding any provision to the contrary set forth in this Agreement, the Credit Agreement or any other Loan Document.

(a) Default Interest. The interest payable pursuant to Section 3.02 of the Credit Agreement shall accrue during the Forbearance Period and be deemed to have accrued at the Post-Default Rate from and after January 1, 2015.

(b) Permitted Expenditures.

(i) Attached hereto as Exhibit B is a draft 13-week detailed expense statement containing a projection of cash receipts and disbursements for the period reflected thereon, a final version of which shall be delivered to the Control Agent and the other Lenders on or before May 20, 2015 (as set forth thereon or as modified in accordance with the terms of this Agreement, the “Budgeted Cash Flow”). The Borrower represents and warrants that such Budgeted Cash Flow (and each modification thereof) was prepared in good faith in accordance with GAAP consistently applied (using reasonable and conservative assumptions and estimates) and contains only those expenditures that are necessary to avoid immediate or irreparable harm to the Collateral and as are necessary and reasonable for the Borrower to preserve the going-concern value of the Borrower’s business during the Forbearance Period. The Borrower may modify the Budgeted Cash Flow upon the prior written consent of the Control Agent and the Majority Lenders so long as the Borrower’s total expenditures do not exceed the aggregate funds approved in the Budgeted Cash Flow.

(ii) Subject to the terms and conditions contained herein, during the Forbearance Period the Borrower shall be authorized to use cash for Permitted Expenditures only or pursuant to separate, advance approval by the Control Agent.

(iii) “Permitted Expenditures” shall consist of cash disbursements consistent with and pursuant to the line items of expenses set forth in the Budgeted Cash Flow that has most recently been approved by the Control Agent and the other Lenders. The Borrower’s actual expenditures for any specific expense line item in the Budgeted Cash Flow (other than the Lenders’ Costs (as defined below) may vary by no more than 10% of the amount set forth in the applicable Budgeted Cash Flow without prior written consent of the Control Agent; provided, however, that the total amount of cash used by the Borrower shall not exceed on a cumulative basis the amounts shown on the then-current Budgeted Cash Flow through the end of each weekly period (other than the Lenders’ Costs). The Budgeted Cash Flow shall also include a line item for the reimbursement of the reasonable fees, costs and out-of-pocket expenses (the “Lenders’ Costs”) incurred by the Control Agent and the other Lenders in connection with the preparation, execution, delivery, administration and enforcement of this Agreement, including, without limitation, any costs and out-of-pocket expenses incurred in connection with the Bridge Equity Financing, which Lenders’ Costs shall not be capped and shall be paid out of the Reserve Account in accordance with Section 11(c) hereof.

(c) Financial Reporting. In addition to the reporting requirements set forth in the Credit Agreement, the Borrower shall provide to the Control Agent and the other Lenders such financial and operating reports (the “Financial Reports”). The Financial Reports shall include, but are not necessarily limited to, the following, in each case to be delivered to the Control Agent and the other Lenders on Tuesday of each week during the Forbearance Period:

(i) a weekly update of the Budgeted Cash Flow, which shall identify all changes and modification from the immediately preceding Budgeted Cash Flow (subject to the provisions set forth in Section 4(b) hereof);

(ii) a report detailing the following:

(A) the amount of cash and Permitted Cash Equivalent Investments held by the Credit Parties and their Subsidiaries as of the immediately preceding Friday;

(B) all of the Credit Parties and their Subsidiaries’ cash receipts and disbursements through Friday of the prior week;

(C) for each category of expense contained in the Budgeted Cash Flow, the total amount of cash used by the Credit Parties and their Subsidiaries since the last such Financial Report was delivered pursuant to the terms hereof and identifying any variance thereof from the Budgeted Cash Flow;

(D) all of revenues received by the Credit Parties and their Subsidiaries through Friday of the prior week;

(E) for each category of revenue contained in the Budgeted Cash Flow, the total amount of revenue received by the Credit Parties and their Subsidiaries since the last such Financial Report was delivered pursuant to the terms hereof and identifying any variance thereof from the Budgeted Cash Flow;

(F) all inventory of the Credit Parties and their Subsidiaries as of Friday of the prior week;

(G) all accounts receivable as of Friday of the prior week, including the name of each account debtor, the amount of each receivable, and the date each such receivable is or was due; and

(H) all communications between the Credit Parties and their vendors or other suppliers during the prior week concerning any outstanding payments or any action that such vendors or other suppliers have taken or threatened to take on account thereof;

Each Financial Report shall be prepared in accordance with GAAP consistently applied, in reasonable detail in a form satisfactory to the Control Agent, and shall be delivered together with a certificate of a Responsible Officer of Borrower stating that such Financial Report is true and accurate as at such date and has been prepared in accordance with GAAP consistently applied, subject to normal year-end adjustments.

(d) Access to Books and Records. Notwithstanding any limitations on the Lenders’ inspection rights set forth in Section 8.06 of the Credit Agreement, each Credit Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Control Agent or the other Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at reasonable times and as frequently as the Control Agent or any other Lender deems necessary or appropriate in its discretion; provided that such representative shall use its commercially reasonable efforts to minimize disruptions to the business and affairs of the Borrower as a result of any such visit, inspection, examination or discussion. In addition, the Credit Parties hereby agree that the Control Agent and the other Lenders, or representatives designated by any of them, may communicate directly with the Credit Parties’ vendors or other suppliers concerning the Credit Parties’ business affairs, and the Credit Parties hereby agree to take reasonable efforts to facilitate such communications, including by making introductions or providing relevant contact information to the Control Agent and the other Lenders upon request.

(e) Use of Valeritas Security Cash. The Credit Parties shall (A) take reasonable steps to ensure that Valeritas Security shall not, directly or indirectly, receive the proceeds of any accounts receivable or other income, revenue, or other cash or cash equivalents of the Borrower or the other Guarantors, and (B) if applicable, pay (or cause to be paid) or otherwise transfer the proceeds of any accounts receivable or other income, revenue, or other cash or cash equivalents to or for the benefit of the Borrower to the Control Accounts other than the Valeritas Security Control Account for the purpose of making cash disbursements in accordance with the Budgeted Cash Flow. If and to the extent that Valeritas Security receives any such proceeds, revenue or other cash or cash equivalents notwithstanding the foregoing clause (A) or proceeds or other income, revenue or other cash or cash equivalents are paid to or for the benefit of the Borrower to the Valeritas Security Control Account notwithstanding the foregoing clause (B), then the Credit Parties agree that the same shall be, and shall be deemed to be, held in trust at all times for the benefit of the Borrower and shall promptly cause the same to be contributed or otherwise transferred to or for the benefit of the Borrower for the purpose of making cash disbursements in accordance with the Budgeted Cash Flow (or if in excess of such budgeted disbursements, to be paid to the Control Agent for application to the Obligations).

(f) Indebtedness. Notwithstanding Section 9.01 of the Credit Agreement, the Credit Parties shall not, and shall not permit their respective Subsidiaries to, create, incur, assume or permit to exist, whether directly or indirectly, any Indebtedness constituting the following without the prior written consent of the Majority Lenders:

(i) Indebtedness of the kind specified in subsections (c), (f), (g), (h), (i), (j), (k), (m), or (o) (to the extent related to the Indebtedness prohibited hereby) of Section 9.01 of the Credit Agreement; or

(ii) Permitted Refinancings of the Indebtedness set forth on Schedule 7.13(a) of the Credit Agreement.

(g) Liens. Notwithstanding Section 9.02 of the Credit Agreement, the Credit Parties shall not, and shall not permit their respective Subsidiaries to, create, incur, assume or permit to exist, whether directly or indirectly, any Liens constituting the following on any property or asset now owned by it without the prior written consent of the Majority Lenders:

(i) Liens securing Indebtedness of the kind prohibited by this Agreement;

(ii) Liens of the kind specified in subsections (c), (h), (n), or (q) of Section 9.02 of the Credit Agreement.

(iii) This provision will not apply to any Liens created, incurred or assumed before April 1, 2015 and then permitted by the Credit Agreement.

(h) Fundamental Changes and Acquisitions. Notwithstanding Section 9.03 of the Credit Agreement, the Credit Parties shall not, and shall not permit their respective Subsidiaries to, whether directly or indirectly, engage in any transactions of the kind specified in subsections (b) or (e) thereof.

(i) Investments. Notwithstanding Section 9.05 of the Credit Agreement, the Credit Parties shall not, and shall not permit their respective Subsidiaries to, make, or permit to remain outstanding, whether directly or indirectly, any Investments constituting the following without the prior written consent of the Majority Lenders:

(i) Investments of the kind specified in subsections (e) or (h) of Section 9.05 of the Credit Agreement;

(ii) Investments constituting Permitted Indebtedness otherwise prohibited by Section 4(f) of this Agreement; or

(iii) Investments permitted under Section 9.03 of the Credit Agreement otherwise prohibited by Section 4(h) of this Agreement.

(j) Restricted Payments. Notwithstanding Section 9.06 of the Credit Agreement, the Credit Parties shall not, and shall not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment constituting the following without the prior written consent of the Majority Lenders:

(i) Restricted Payments of the kind specified in subsections (a), (b), (d), (e), or (g) of Section 9.06 of the Credit Agreement.

(k) Actions Prohibited Due to Event of Default. For the avoidance of doubt, during the Forbearance Period the Credit Parties shall not exercise any rights or perform any acts prohibited by the Credit Agreement as the result of the occurrence or continuation of an Event of Default unless expressly permitted by this Agreement.

(l) Assignments by Lenders. The parties hereto agree that Section 12.05(b) of the Credit Agreement shall be amended and restated in its entirety as follows:

Any of the Lenders may at any time assign to one or more transferees in their discretion all or a portion of their rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) following written notice to the Borrower. Subject to the recording thereof by the Lenders pursuant to Sections 12.05(c) and 12.05(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Lenders under this Agreement, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5 and Section 12.03.

(m) Operating Plan. The Borrower shall prepare, with the assistance of the Borrower’s restructuring advisor, and provide to the Control Agent and the other Lenders an operating plan (the “Operating Plan”) demonstrating how the Borrower and its subsidiaries will operate during the Forbearance Period and how it will budget for such operations. As a condition to the effectiveness of this Agreement, the Borrower shall have delivered to the Control Agent and the other Lenders a copy of the Operating Plan which shall be in form and substance acceptable to the Control Agent and the other Lenders on or before the date of execution of this Agreement.

(n) Bridge Equity Financing. By no later than May 18, 2015, the Borrower shall consummate a transaction for equity financing of no less than $15 million, inclusive of any amounts invested or advanced by the Lenders, (the “Bridge Equity Financing”), pursuant to documentation in form and substance acceptable to the Majority Lenders. For the avoidance of doubt, during the Forbearance Period, no Credit Party shall make any Restricted Payment on account of such equity, whether directly or indirectly.

(o) Cost Reduction Plan. The Borrower shall consult with the Control Agent and the other Lenders to develop a definitive plan (the “Cost Reduction Plan”), pursuant to documentation acceptable to the Majority Lenders in their sole discretion, by which the Borrower will undertake to significantly reduce its operating expenditures in a manner approved by the other Credit Parties. Toward that end, as a condition to the effectiveness of this Agreement, the Borrower shall have delivered to the Control Agent and the other Lenders a final copy of the Cost Reduction Plan in form and substance acceptable to the Control Agent and the other Lenders on or before the date of execution of this Agreement. The terms of the Cost Reduction Plan shall be incorporated into this Agreement as though set forth herein in full, and the failure to comply with the terms thereof shall constitute a default under this Agreement and an Event of Default under the Credit Agreement and the other Loan Documents. Any reduction in operating expenditures under the Cost Reduction Plan shall be reflected in an amended Budgeted Cash Flow in form and substance acceptable to the Majority Lenders in accordance with the Section 4(b) hereof. The Credit Parties acknowledge that the Cost Reduction Plan is necessary to salvage the value of the Borrower’s business and its assets and, absent such a Cost Reduction Plan, the Credit Parties would be unable to provide the Control Agent and the other Lenders with adequate protection of the Collateral.

(p) Sale Transaction/Qualified Equity Financing. Borrower has informed the Control Agent and other Lenders that will seek to undertake to sell all or substantially all of its assets (a “Sale Transaction”), or, in the alternative, seek to complete an equity financing (a “Qualified Equity Financing”), in each case seeking not less than $75 million in gross proceeds, which the Credit Parties represent and warrant to the Lenders constitutes to the best of their knowledge, at this time, the best means of maximizing the value of the Borrower, the Guarantors and their assets under the current circumstances. The Credit Parties hereby agree that (i) they shall provide to the Control Agent and the other Lenders all drafts of any term sheets and other documentation pursuant to which a Sale Transaction or Qualified Equity Financing is proposed contemporaneously with delivery of any such draft term sheets and other documentation to Borrower’s board of directors and (ii) such Sale Transaction or Qualified Equity Financing shall be subject to written approval by the Majority Lenders prior to execution of the documents evidencing the Sale Transaction or the Qualified Equity Financing, as applicable. The failure to comply with the terms of this Section 4(p) shall constitute a default under this Agreement and an immediate Event of Default under the Credit Agreement and the other Loan Documents.

(q) Waiver of Default. Subject to the consummation, in accordance with Section 4(p) hereof, of a Qualified Equity Financing by the Borrower by September 29, 2015, the Lenders concurrent with the closing of a Qualified Equity Financing will waive the Designated Defaults. Such waiver shall only apply to the Designated Defaults. Upon closing a Qualified Equity Financing, the Lenders agree to reinstate the Loans upon the terms set forth in the Credit Agreement and the Loan Documents, provided, however, that (i) the Credit Parties agree and acknowledge that the Loans will accrue interest from January 1, 2015 through and including the date a Qualified Equity Financing is closed at the Post-Default Rate, and that such accrued interest shall be capitalized as an additional PIK Loan under the Credit Agreement and be evidenced by a separate promissory note bearing interest at a rate per annum equal to 11.00% from the date a Qualified Equity Financing is closed and be payable upon the Maturity Date and (ii) in the event the Loans are reinstated pursuant to this subsection, Valeritas Security shall, notwithstanding such reinstatement, remain a Subsidiary Guarantor under the Credit Agreement and other Loan Documents.

SECTION 5. Conditions to Effectiveness.

The effectiveness of Section 3 of this Agreement is expressly conditioned upon the satisfaction and delivery of each of the applicable conditions set forth below:

(a) Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance acceptable to the Lenders:

(i) this Agreement duly executed and delivered by the Borrower and each of the other parties hereto;

(ii) a copy of a fully executed agreement providing for the engagement of Greenhill & Co., Inc., as investment banker (or such other investment banker as the Control Agent and the other Lenders shall approve;

(iii) a draft Budgeted Cash Flow in accordance with Section 4(b)(i) hereof and a draft Operating Plan in accordance with Section 4(m) hereof, provided, however that, as a condition to the continued forbearance hereunder through the Forbearance Period, Borrower shall deliver to the Control Agent and the other Lenders a final Budgeted Cash Flow and a final Operating Plan satisfactory to the Lenders’ in their sole discretion not later than May 20, 2015;

(iv) a final Cost Reduction Plan in accordance with Section 4(o) hereof;

(v) documentation evidencing Valeritas Security Corporation as a Subsidiary Guarantor under the Credit Agreement and other Loan Documents;

(vi) documentation evidencing the closing, in toto, of the Bridge Equity Financing in accordance with Section 4(n) hereof; and

(vii) funding of the Reserve Account in accordance with Section 11(c) hereof and the Side Letter Agreement.

(b) No Default. The representations and warranties contained herein shall be true and correct in all material respects as of the date hereof, and no Default or Event of Default, other than the Designated Defaults, shall exist on the date hereof.

(c) Forbearance Agreement; Consent. The Control Agent shall have received duly executed copies of (i) this Agreement from the Borrower, Parent, each other Credit Party, the Control Agent and the other Lenders, (ii) the Consent and Affirmation by WCAS attached hereto, and (iii) a fully executed Amended and Restated Subordination Agreement between the Lenders and WCAS in form and substance acceptable to the Lenders in their sole discretion.

(d) Expense Reimbursement. The Control Agent and the other Lenders shall have received reimbursement for all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Control Agent and the other Lenders) in accordance with Section 12.03(a) of the Credit Agreement and the Reserve Account shall have been created and fully funded.

(e) Other Further Assurances. The Control Agent shall have received such other certificates, documents and agreements as the Control Agent may reasonably request.

SECTION 6. Reservation of Rights.

(a) Neither the Control Agent nor any other Lender has waived, is not by this Agreement waiving, and has no intention of waiving under this Agreement or any Loan Document, any Defaults, Events of Default, or other noncompliance which may be continuing on the date hereof or any Defaults, Events of Default, or other noncompliance that may occur after the date hereof (whether the same or similar to the Designated Defaults or otherwise), and neither the Control Agent nor any other Lender has agreed to forbear with respect to any of its rights or remedies concerning any Defaults, Events of Default, or other noncompliance (other than, during the Forbearance Period, the Designated Defaults to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof.

(b) Neither any “day-by-day” discretionary extensions of credit or releases or permitted uses of cash constituting Collateral or proceeds thereof by the Control Agent or the other Lenders, nor anything in this Agreement or in any ongoing discussions or negotiations between the Control Agent and/or any one or more of the other Lenders, on the one hand, and the Borrower and other Credit Parties and Credit Parties’ Affiliates, on the other hand, nor any delay on the part of the Control Agent or the other Lenders in exercising any of their respective rights and remedies under the Credit Agreement, the other Loan Documents and/or applicable law, shall directly or indirectly: (i) create any obligation to forbear or otherwise refrain from taking any enforcement action, exercising any right or remedy or asserting any defense, or to make any further extensions of credit or releases or permitted uses of cash constituting Collateral or proceeds thereof (other than during the Forbearance Period, with respect to the Designated Defaults to the extent expressly set forth herein), (ii) constitute a consent to or waiver of any past, present or future Default or Event of Default or other violation of any provisions of the Credit Agreement or any other Loan Document, (iii) amend, modify or operate as a waiver of any provision of the Credit Agreement or any other Loan Document or any right, defense, power, privilege or remedy of the Control Agent or any one or more of the other Lenders thereunder or under applicable law or constitute an agreement to forbear or otherwise refrain (other than during the Forbearance Period, with respect to the Designated Defaults to the extent expressly set forth herein) or to restructure or modify any of the Obligations in any respect or otherwise modify the capital structure or Collateral of any or all of the Credit Parties, or (iv) constitute a course of dealing or other basis for altering any rights, defenses, remedies or obligations of Control Agent or the other Lenders under the Loan Documents or any Obligations of the Borrower or any other Credit Party under the Credit Agreement, other Loan Documents or any other contract or instrument. Nothing contained in this Agreement shall confer on Borrower or any other Credit Party or Person any right to notice or cure periods with respect to any Event of Default or other defaults or matters.

(c) The Control Agent and the other Lenders have not waived the Designated Defaults and (subject to the express provisions of Sections 3 and 4 above) each of Control Agent and the other Lenders expressly reserves all of its rights, defenses, powers, privileges and remedies under the Credit Agreement, other Loan Documents and/or applicable law, including, without limitation, subject to Section 3(b) above solely with respect to the Designated Defaults, its right at any time, as applicable, (i) to determine not to make further Loans under the Credit Agreement or releases or permitted uses of cash constituting Collateral or proceeds thereof as a result of the Designated Defaults, (ii) to charge the Post-Default Rate of interest in respect of the Obligations (as of any date from and after the date on which the first Designated Default first occurred), (iii) to commence any legal or other action to collect or enforce any or all of the Obligations from any or all of the Borrower, the other Credit Parties, and any other Person liable therefor and/or any Collateral, (iv) to foreclose or otherwise realize, collect, or recover on any or all of the Collateral and/or as appropriate, set-off, recoup or apply to the payment of any or all of the Obligations, any or all of the Collateral, (v) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, other Loan Documents or applicable law, and (vi) to reject any forbearance, financial restructuring or other proposal made by or on behalf of Borrower, any other Credit Party or any creditor or equity holder. Subject to Section 3(b) above solely with respect to the Designated Defaults, each of Control Agent and the other Lenders may exercise their respective rights, defenses, powers, privileges and remedies, including those set forth in (i) through (vi) above at any time in its sole and absolute discretion without further notice. No oral representations or course of dealing on the part of Control Agent, any other Lender or any of its officers, employees or agents, and no failure or delay by Control Agent or any other Lender with respect to the exercise of any right, defense, power, privilege or remedy under any of the Credit Agreement, other Loan Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, defense, power, privilege or remedy shall not preclude any later exercise of any other right, defense, power, privilege or remedy.

SECTION 7. Release; Covenant Not to Sue; Acknowledgement.

(a) Each Credit Party and its Affiliates hereby absolutely and unconditionally releases and forever discharges the Control Agent and each other Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys, consultants, representatives and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands, defenses or causes of action of any kind, nature or description relating to or arising out of or in connection with or as a result of any of the Obligations, the Credit Agreement, any other Loan Documents or any agreement related to any of the foregoing, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Credit Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands, defenses, and causes of action are matured or unmatured, known or unknown, contingent, liquidated, or otherwise. It is the intention of each Credit Party and each of its Affiliates in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified. Each Credit Party and its Affiliates acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, defenses, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Credit Party and its Affiliates understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b) Each Credit Party and its Affiliates, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Credit Party pursuant to the above release. If any Credit Party, any of its Affiliates or any of their successors, assigns or other legal representations violates the foregoing covenant, each Credit Party and its Affiliates, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

(c) Each Credit Party hereby acknowledges its status as a Credit Party and affirms its obligations under the Credit Agreement and the other Loan Documents and represents and warrants that, to its knowledge, there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which any Credit Party may have or claim to have against any Released Party arising with respect to the Obligations, the Credit Agreement or any other Loan Documents.

(d) In connection with the releases granted herein, to the extent applicable, the Credit Parties expressly waive any and all rights conferred upon them by the provisions of Section 1542 of the Civil Code of California and/or any other federal or state statute or common law principle of similar effect. Section 1542 of the Civil Code of California reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Credit Parties understand and acknowledge the significance and consequence of their waiver of Section 1542 of the California Civil Code, as well as any other federal or state statute or common law principle of similar effect.

SECTION 8. Representations, Warranties and Covenants of Credit Parties.

In order to induce the Control Agent and the other Lenders to enter into this Agreement, each Credit Party hereby jointly and severally represents, warrants and covenants to the Control Agent and the other Lenders, as of the date hereof and any other date on which representations and warranties are otherwise remade or deemed remade under the Credit Agreement that:

(a) Representations, Warranties and Covenants. (i) After giving effect to this Agreement, no representation or warranty of any Credit Party contained in the Credit Agreement or any of the Loan Documents, including this Agreement, shall be untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date, and (ii) no Default or Event of Default (other than the Designated Defaults) has occurred or is continuing, or would result after giving effect hereto.

(b) Authorization, Etc. Each Credit Party has the power and authority to execute, deliver and perform this Agreement. Each Credit Party has taken all necessary action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery and performance of this Agreement. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with any Credit Party’s execution, delivery and performance of this Agreement, except for those already duly obtained. This Agreement has been duly executed and delivered by each Credit Party and constitutes the legal, valid and binding obligation of each Credit Party, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor rights generally or by equitable principles relating to enforceability. No Credit Party’s execution, delivery or performance of this Agreement (i) contravenes the terms of any of such Credit Party’s organization documents; (ii) conflicts with or constitutes a violation or breach of, or constitutes a default under, or results in the creation or imposition of any Lien (other than pursuant to the Security Documents) upon the property of any Credit Party by reason of the terms of any material obligation under any Contract to which such Credit Party is a party (including without limitation obligations arising from agreements relating to any such Contract to which any Credit Party is a party or which is binding upon it); or (iii) violates any Requirement of Law in any material respect.

(c) Security. The Secured Parties’ security interests in the Collateral continue to be perfected, valid, binding and enforceable first-priority security interests which secure the Obligations (subject only to the Permitted Liens) and no tax or judgment liens are currently of record against Borrower or any other Credit Party. Neither the Borrower nor any Guarantor holds or controls, or will hold or control during the Forbearance Period, cash or cash equivalents that is unencumbered and the Borrower and the Guarantors have granted to the Control Agent and the other Lenders enforceable first-priority security interests on all of the Borrower’s and the Guarantors’ cash and cash equivalents.

SECTION 9. Reference to and Effect on Loan Documents.

(a) Ratification. Except as specifically provided in this Agreement, the Credit Agreement and the other Loan Documents shall remain in full force and effect and each Credit Party hereby ratifies and reaffirms each term and condition set forth in the Credit Agreement and in the other Loan Documents, effective as of the date hereof.

(b) No Waiver. This Agreement is only applicable and shall only be effective in the specific instances and for the specific purposes for which made or given. Except as specifically provided in this Agreement, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver or forbearance of any right, power or remedy of the Control Agent or any other Lender under the Credit Agreement or any of the Loan Documents, or constitute a consent, waiver or modification with respect to any provision of the Credit Agreement or any of the Loan Documents which shall remain in full force and effect. Upon the effectiveness of this Agreement each reference in (i) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (ii) any Loan Document to “the Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as modified hereby.

SECTION 10. Affirmation of Guarantors.

(a) Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to any modification of the Loan Documents effected pursuant to this Agreement. Each Guarantor hereby confirms to the Control Agent and the other Secured Parties that, after giving effect to this Agreement, the Guarantee of such Guarantor and each other Loan Document to which such Guarantor is a party continues in full force and effect and is the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Each Guarantor further acknowledges, confirms and agrees that Control Agent and the other Lenders have and shall continue to have a valid, enforceable and perfected first-priority lien (subject only to Permitted Liens) upon and security interest in the Collateral granted to Control Agent and the other Lenders pursuant to the Loan Documents or otherwise granted to or held by Control Agent and the other Lenders.

(b) Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Agreement, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the waivers or modifications to the Credit Agreement effected pursuant to this Agreement and (ii) nothing in the Credit Agreement, this Agreement or any other Loan Document shall be deemed to require the consent of such Guarantor to any future waivers or modifications to the Credit Agreement.

SECTION 11. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Credit Parties, the Control Agent and the other Lenders and their respective successors and assigns, except as otherwise provided herein (none of which include WCAS, who is not a party or a third-party beneficiary of this Agreement). No Credit Party may assign, delegate, transfer, hypothecate or otherwise convey any of its rights, benefits, obligations or duties hereunder without the prior written consent of the Control Agent and the other Lenders. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Credit Parties, the Control Agent and the other Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries (other than the Released Parties) of any of the terms and provisions of this Agreement. The consent by WCAS included in the signature pages hereto shall not be deemed a part of this Agreement and shall not, directly or indirectly, create any obligation or duty of the Control Agent or the other Lenders to WCAS or any rights, interests, or defenses of WCAS against the Control Agent or the other Lenders.

(b) Entire Agreement. This Agreement, including all schedules and other documents attached hereto or incorporated by reference herein or delivered in connection herewith (excluding the consent of WCAS and the Amended and Restated Subordination Agreement), together with the Side Letter Agreement, constitutes the entire agreement of the signing parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof. There are no oral or implied obligations of the Control Agent or the other Lenders to WCAS or any third party in connection with this Agreement.

(c) Fees and Expenses. As provided in Section 12.03(a) of the Credit Agreement, the Borrower agrees to pay on demand all Lenders’ Costs. In furtherance thereof, on the date this Agreement is executed, in accordance with the terms and conditions of this subsection and the Side Letter Agreement, the Borrower shall fund into a reserve account held with the Control Agent (the “Reserve Account”) an amount equal to $500,000 to pay Lenders’ Costs. At any time that the balance in the Reserve Account falls below $75,000, the Borrower shall immediately transfer to the Control Agent for deposit into the Reserve Account additional amounts sufficient to bring the balance of the Reserve Account to $500,000. The Control Agent shall (i) periodically (whether daily, weekly or monthly, in Control Agent’s sole discretion) transfer amounts from the Reserve Account to the Lenders for reimbursement of the Lenders’ Costs and (ii) send copies of documentation (appropriately redacted if such documentation constitutes attorneys’ invoices) to the Borrower of the Lenders’ Costs being reimbursed at such time, though the Control Agent’s failure to send such documentation shall not be deemed a default hereunder nor affect the Control Agent’s right to reimbursement the Lenders’ Costs from the Reserve Account.

(d) Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(e) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) Conflict of Terms. Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the Loan Documents, the provision contained in this Agreement shall govern and control.

(g) Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(h) Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed signature page to this Agreement.

(i) Incorporation of Credit Agreement. The provisions contained in Sections 12.09 (Governing Law), 12.10 (Jurisdiction, Service of Process and Venue), 12.11 (Waiver of Jury Trial) and 12.12 (Waiver of Immunity) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Agreement rather than the Credit Agreement.

(j) Reviewed by Attorneys. Each Credit Party represents and warrants to the Control Agent and the other Lenders that it (i) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (ii) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and the documents executed in connection herewith, with such attorneys and other persons and advisors as such Credit Party may wish, and (iii) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor any of the other documents executed pursuant hereto shall be construed more favorably in favor of one party over the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

(k) Further Assurances. Borrower and each other Credit Party agrees to, and to cause any other Credit Party to, take all further actions and execute all further documents as Control Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

VALERITAS, INC.

By:	/s/ Kristine Peterson
Name: Kristine Peterson
Title: Chief Executive Officer

GUARANTORS:

VALERITAS HOLDINGS, LLC.

By:	/s/ Kristine Peterson
Name: Kristine Peterson
Title: President

VALERITAS SECURITY CORPORATION

By:	/s/ Kristine Peterson
Name: Kristine Peterson
Title: Chief Executive Officer

[Signature Page to Forbearance Agreement]

LENDERS:
CAPITAL ROYALTY PARTNERS II L.P.
By CAPITAL ROYALTY PARTNERS II GP L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II GP LLC, its General Partner

By:	/s/ Charles Tate
Name: Charles Tate
Title: Sole Member

PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II L.P.
By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP L.P., its General Partner
By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP LLC, its General Partner

By:	/s/ Charles Tate
Name: Charles Tate
Title: Sole Member

CAPITAL ROYALTY PARTNERS II-PARALLEL FUND “A” L.P.
By CAPITAL ROYALTY PARTNERS II- PARALLEL FUND “A” GP L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II- PARALLEL FUND “A” GP LLC, its General Partner

By:	/s/ Charles Tate
Name: Charles Tate
Title: Sole Member

[Signature Page to Forbearance Agreement]

CAPITAL ROYALTY PARTNERS II (CAYMAN) L.P.
By CAPITAL ROYALTY PARTNERS II (CAYMAN) GP L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II (CAYMAN) GP LLC, its General Partner

By:	/s/ Charles Tate
Name: Charles Tate
Title: Sole Member

WITNESS: /s/ Nicole Nesson
Name: Nicole Nesson

CAPITAL ROYALTY PARTNERS II - PARALLEL FUND “B” (CAYMAN) L.P.
By CAPITAL ROYALTY PARTNERS II (CAYMAN) GP L.P., its General Partner
By CAPITAL ROYALTY PARTNERS II (CAYMAN) GP LLC, its General Partner

By:	/s/ Charles Tate
Name: Charles Tate
Title: Sole Member

WITNESS: /s/ Nicole Nesson
Name: Nicole Nesson

[Signature Page to Forbearance Agreement]

CONSENT AND AFFIRMATION OF FORBEARANCE BY WCAS

As an accommodation to the Borrower and without directly or indirectly creating any obligations or duties of the Control Agent or any other Lender to WCAS or any rights or defenses by WCAS against the Control Agent or any other Lender, WCAS hereby acknowledges and consents to any modification of the Loan Documents effected pursuant to the Limited Forbearance Agreement (the “Forbearance Agreement”) dated as of May 18, 2015 by and among Valeritas, Inc., a Delaware corporation, Valeritas Holdings, LLC, a Delaware limited liability company, each of the other Guarantors party thereto and the Lenders party thereto. Capitalized terms used herein and not otherwise defined herein shall have the same meanings assigned thereto in the Forbearance Agreement. Notwithstanding anything herein to the contrary, nothing in the Forbearance Agreement shall be deemed to violate, breach, modify, adversely affect, or otherwise infringe the terms of the Subordination Agreement, and WCAS hereby confirms to the Control Agent and the other Lenders that, after giving effect to the Forbearance Agreement, the Subordination Agreement continues in full force and effect and is the legal, valid and binding obligation of WCAS, enforceable against WCAS in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. WCAS further acknowledges, confirms and agrees that (i) the Subordinated Debt (to the extent it remains outstanding Indebtedness) is and shall remain subordinate in right and time of payment to payment in full of the Senior, and (ii) WCAS has not and shall not obtain any security interests in the Collateral to secure the Subordinated Debt, in each case in accordance with and on the terms and conditions set forth in the Subordination Agreement. For the avoidance of doubt, no party should rely in any way upon this Consent and Affirmation, as a consent, acknowledgement or undertaking of any kind by WCAS to participate in the equity financing contemplated by Section 4(n) of the Forbearance Agreement.

SUBORDINATED CREDITOR:

WCAS CAPITAL PARTNERS IV, L.P.

By:	/s/ Sean M. Traynor
Name: Sean M. Traynor
Title:

EXHIBIT A

DESIGNATED DEFAULTS

1. The occurrence of a Material Adverse Change in violation of Section 11.01(l) of the Credit Agreement, including without limitation by reason of (a) the failure of the Borrower to conduct an initial public offering as anticipated, without providing any adequate and feasible alternative source of equity or other liquidity; (b) the failure of the Borrower to maintain reasonably adequate operating cash and working capital, including without limitation by reason of notice that the Lenders received from the Borrower’s investment bankers that the Borrower has only approximately $9 million in cash remaining and that the Borrower is chronically operating at a negative cash-flow basis and is spending net operating cash at a rate of approximately $4 million per month; (c) the failure of the Borrower to raise additional capital from its existing shareholders and notice that the Lenders received that the Borrower’s existing shareholders do not intend to invest further in or otherwise finance the Borrower; and (d) the Borrower’s inability to be able to provide adequate assurance of its making its interest payment due on March 31, 2015.

2. The failure of the Borrower to timely pay interest due on March 31, 2015, in violation of Section 11.01(b) of the Credit Agreement.

3. The failure of the Borrower to provide adequate assurances that it will continue to maintain a minimum daily balance of cash and Permitted Cash Equivalent Investments of at least the amounts required under Section 10.02 of the Credit Agreement.

4. The failure of the Borrower to provide adequate assurances that it is or will remain solvent and will not violate Section 11.01(h) of the Credit Agreement.

5. The failure of the Borrower to comply with Section 7 of the Waiver Agreement, including without limitation by reason of the Borrower’s failure (a) to timely conduct an initial public offering, (b) to timely complete a private financing in the amounts required in Section 7(ii) of the Waiver Agreement, and (c) to timely complete a strategic investment by a publicly listed company in the Borrower in the amount required in Section 7(iii) of the Waiver Agreement.

6. The failure of the Borrower to comply with Section 10.01(a)(ii) of the Credit Agreement, in violation of Section 11.01(d) of the Credit Agreement, by reason of the Borrower’s failure, during the twelve-month period beginning on January 1, 2014, to have at least $25 million in Revenue (which failure is not deemed to have been waived due to the failure of the Borrower to satisfy the condition described in paragraph 5 above).

Notwithstanding the foregoing, the Designated Defaults identified above constitute “Designated Defaults” under this Agreement solely at the level, amount, or degree of such factors constituting defaults as of March 31, 2015, and any repeat or worsening of such Designated Defaults shall constitute new Events of Default under the Credit Agreement and the other Loan Documents and shall not constitute “Designated Defaults” hereunder.

Ex. A - 1

EXHIBIT B

INITIAL BUDGET

(See attached)

Ex. B - 1

Cash Forecast - Inflows & Outflows

	Actuals	2	3	4	5	6	7	8	9	10	11	12	13
Week Ended	5/2/15	5/9/15	5/16/15	5/23/15	5/30/15	6/6/15	6/13/15	6/20/15	6/27/15	7/4/15	7/11/15	7/18/15	7/25/15
Sources
Gross Receipts	401	475	641	593	475	713	543	613	475	658	618	358	618
Uses
GTN Costs	376	300	100	150	80	225	100	280	200	225	—	170	—
Inventory Purchases/COS	342	447	100	600	—	600	180	170	800	280	400	250	200
Consol Spend:
Payroll & Benefits, EE and Contract costs	6	700	—	1,350	—	895	—	700	—	740	—	700	—
Qtrly Bonus Payout		—	—	—	—	—	—	—	—	—	—	650	—
T&E	75	40	40	40	40	40	90	140	90	115	140	140	140
Rents/Facility Costs	122	—	—	—	160	—	—	—	—	160
Professional Services	15	—	100	—	100	—	100	—	50	—	50		50
Other SG&A	115	200	200	100	175	5	100	200	100	135	100	150	100
	1,051	1,687	540	2,240	555	1,765	570	1,490	1,240	1,655	690	2,060	490

Est Cash Outflow	(650)	(1,212)	101	(1,647)	(80)	(1,052)	(27)	(877)	(765)	(997)	(72)	(1,702)	128
Ending Cash Balance	$3,819	$2,607	$2,708	$1,061	$981	$(71)	$(98)	$(975)	$(1,740)	$(2,737)	$(2,809)	$(4,511)	$(4,383)

Income Statement Forecast

	Actuals	2	3	4	5	6	7	8	9	10	11	12	13
Week Ended	5/2/15	5/9/15	5/16/15	5/23/15	5/30/15	6/6/15	6/13/15	6/20/15	6/27/15	7/4/15	7/11/15	7/18/15	7/25/15
Sales/AR Volume (Kits)	2,736	2,143	2,143	2,143	2,143	1,892	1,892	1,892	1,892	1,892	2,508	2,508	2,508
Revenue Volume (Kits)	2,376	2,143	2,143	2,143	2,143	1,892	1,892	1,892	1,892	1,892	2,508	2,508	2,508
Gross Sales (net of PP discount)	$705	$552	$552	$552	$552	$488	$488	$488	$488	$488	$646	$646	$646
Net Price	$5.33	$5.35	$5.35	$5.35	$5.35	$5.33	$5.33	$5.33	$5.33	$5.33	$5.29	$5.29	$5.29
Net Revenue	$380	$344	$344	$344	$344	$303	$303	$303	$303	$303	$398	$398	$398
GTN Costs	$325	$208	$208	$208	$208	$185	$185	$185	$185	$185	$248	$248	$248
Inventory Purchases/COS	$147	$133	$133	$133	$133	$117	$117	$117	$117	$117	$156	$156	$156
Production slow-down costs (Providence)						$19	$19	$19	$19	$19	$28	$28	$28
Consol Spend:
Salaries & Benefits	$383	$401	$401	$401	$401	$401	$401	$401	$401	$401	$401	$401	$401
Stock Comp	$79	$80	$80	$80	$80	$63	$63	$63	$63	$63	$80	$80	$80
Contract Labor	$17	$11	$11	$11	$11	$11	$11	$11	$11	$11	$11	$11	$11
Bonus and Commissions Accruals	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110	$110
Auto Expense	$0	$23	$23	$23	$23	$23	$23	$23	$23	$23	$23	$23	$23
T&E	$41	$70	$70	$70	$70	$50	$50	$50	$50	$50	$88	$88	$88
Equipment Expense	$0	$3	$3	$3	$3	$2	$2	$2	$2	$2	$3	$3	$3
Supplies & Freight	$13	$24	$24	$24	$24	$17	$17	$17	$17	$17	$14	$14	$14
Sterilization and Cold Soak	$2	$12	$12	$12	$12	$4	$4	$4	$4	$4	$9	$9	$9
Non-revenue V-Go/EZ Fills	$10	$52	$52	$52	$52	$19	$19	$19	$19	$19	$59	$59	$59
External Services	$388	$532	$532	$532	$532	$374	$374	$374	$374	$374	$437	$437	$437
Facilities	$37	$38	$38	$38	$38	$29	$29	$29	$29	$29	$37	$37	$37
Depreciation	$45	$50	$50	$50	$50	$42	$42	$42	$42	$42	$53	$53	$53
Administration	$37	$31	$31	$31	$31	$26	$26	$26	$26	$26	$34	$34	$34

	$1,160	$1,435	$1,435	$1,435	$1,435	$1,172	$1,172	$1,172	$1,172	$1,172	$1,357	$1,357	$1,357
Other (Income)/Expense	$146	$146	$146	$146	$146	$117	$117	$117	$117	$117	$149	$149	$149

Net Income	($1,073)	($1,370)	($1,370)	($1,370)	($1,370)	($1,122)	($1,122)	($1,122)	($1,122)	($1,122)	($1,291)	($1,291)	($1,291)
Cumulative Net Income	($5,122)	($6,492)	($7,862)	($9,232)	($10,602)	($11,725)	($12,847)	($13,970)	($15,092)	($16,214)	($17,505)	($18,796)	($20,087)

Exhibit C

(See attached)

Ex. C-1